Exhibit 3.1
CERTIFICATE OF DESIGNATION
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
(Par Value $0.01 Per Share)
OF
QUIKSILVER, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

          The undersigned duly authorized officer of Quiksilver, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:
          That the Certificate of Incorporation of the Company, as amended and restated (the “Certificate of Incorporation”) provides that the Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series by the Board of Directors of the Company (the “Board”); and
          That pursuant to the authority conferred upon the Board by the Certificate of Incorporation of the Company, the Board on July 29, 2009 adopted the following resolution creating a series of 1,000,000 shares of Preferred Stock designated as set forth below;
          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the issuance of a series of Preferred Stock, which shall consist of 1,000,000 shares of the 5,000,000 shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and this committee of the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:
          1. Designation and Rank.
          (a) The designation of such series of Preferred Stock authorized by this resolution shall be Series A Convertible Preferred Stock (the “Series A

Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 1,000,000. Shares of the Series A Preferred Stock shall have a liquidation preference equal to the sum of (i) $0.01 per share, plus (ii) the Common Stock Equivalent Liquidation Value, as defined in Section 1(b) below. The Series A Preferred Stock shall rank prior to the Company’s Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively referred to herein as the “Junior Stock”) as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Series A Preferred Stock shall be junior to all outstanding debt of the Company. The Series A Preferred Stock shall be subject to creation of Junior Stock to the extent not expressly prohibited by the Company’s Certificate of Incorporation.
          (b) For purposes of this Certificate of Designation, “Common Stock Equivalent Liquidation Value” means an amount equal to (i) the number of shares of Common Stock into which each share of Series A Preferred Stock could then be converted had the stockholders of the Company approved such conversion, multiplied by (ii) the amount that each share of Common Stock would receive in a liquidation (assuming, for purposes of this calculation, that the Series A Preferred Stock had been fully converted into shares of Common Stock immediately prior to such liquidation).
          2. Cumulative Dividends; Priority.
          (a) Payment of Dividends. From and after the date on which a share of Series A Preferred Stock is first issued, the holders shall be entitled to receive, when, as, and if declared by the Board, out of funds legally available therefor, cumulative cash dividends in the amount determined as set forth in Section 2(b). Each declared dividend shall be payable to holders of record as they appear on the stock books of the Company at the close of business on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board or a duly authorized committee thereof (each of such dates, a “Record Date”). Dividends shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”) or, if any such day is not a day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed (a “Business Day”), the next Business Day. Dividends payable pursuant to this Section 2, if, when, and as declared by the Board, will be, of each outstanding share of Series A Preferred Stock, payable at the Dividend Rate (as defined in Section 2(b)) in effect for such Dividend Period (as defined below). Each period from and excluding a Dividend Payment Date but including the following Dividend Payment Date is herein referred to as a “Dividend Period.” Dividends pursuant to this Section 2(a) shall be paid in cash.

          (b) Dividend Rate. From the date of issuance of the first share of Series A Preferred Stock that is issued (or from the end of the prior Dividend Period) and until the occurrence of the Conversion Date, dividends on all shares of Series A Preferred Stock that are issued from time to time will be paid on each Dividend Payment Date in a per share amount calculated as the applicable Dividend Rate (as defined herein) in effect with respect to such Dividend Period multiplied by an amount equal to the product of (i) the average of the daily volume-weighted average prices of the Common Stock during each trading day in such Dividend Period on the principal stock exchange on which the Common Stock then trades and (ii) the number of shares of Common Stock into which each share of Series A Preferred Stock could then be converted had the stockholders of the Company approved such conversion. The Dividend Rate shall be 10% for the first two Dividend Periods following the date of issuance of the first share of Series A Preferred Stock that is issued and increase by 2% after each two subsequent Dividend Periods, but shall not exceed a rate of 18%.
          (c) Special Dividends. In addition to dividends payable pursuant to Section 2(a), each share of Series A Preferred Stock shall be paid, as and when paid in respect of the Common Stock, dividends and distributions paid in respect of the Common Stock in shares of Junior Stock. Each share of Series A Preferred Stock shall be paid any dividend or distribution payable pursuant to this Section 2(c) in an amount equal to (i) the amount of such dividend or distribution payable in respect of one share of Common Stock multiplied by (ii) the number of shares of Common Stock into which each share of Series A Preferred Stock could then be converted had the stockholders of the Company approved such conversion.
          (d) Priority as to Dividends; No Repurchases. No dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full dividends for the immediately preceding Dividend Period on the Series A Preferred Stock (including any accumulation in respect of unpaid dividends from prior Dividend Periods) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment). When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and there are issued and outstanding shares of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock with the same Dividend Payment Date, then all dividends upon shares of Series A Preferred Stock and such other Preferred Stock ranking on a parity as to dividends shall be declared pro rata, so that the respective amounts of dividends shall bear the same ratio to each other as full quarterly dividends per share payable on the shares of Series A Preferred Stock pursuant to Section 2(b) above and all such other Preferred Stock ranking on a parity as to dividends otherwise payable on such Dividend Payment Date bear to each other.

          Unless full dividends on the Series A Preferred Stock have been declared and paid or set apart for payment for the immediately preceding Dividend Period (including any accumulation in respect of unpaid dividends for prior Dividend Periods): (i) no cash dividend or other distribution shall be declared or paid or set aside for payment on the Junior Stock other than a dividend or distribution solely in shares of Junior Stock, provided that such dividend or distribution is also being paid in respect of the Series A Preferred Stock in accordance with Section 2(c)) and (ii) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of any class or series of stock ranking on a parity with the shares of the Series A Preferred Stock in rights and preferences (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to a pro rata offer to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series A Preferred Stock and shares of any class or series of stock ranking on a parity with the shares of the Series A Preferred Stock in rights and preferences (except by conversion into or exchange for Junior Stock).
          The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company if, under the preceding paragraph, the Company would be prohibited from purchasing or otherwise acquiring such shares at such time and in such manner.
          (e) At any time at which any shares of Series A Preferred Stock are outstanding, the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or cause any moneys to be paid to or made available for a sinking fund for the redemption of any shares except by conversion into or exchange for Junior Stock).
     3. Redemption and Repurchase. The shares of the Series A Preferred Stock shall not be redeemable.
     4. Voting and Consent Rights.
          (a) General Voting Rights. Except as from time to time required by applicable law, the Series A Preferred Stock shall have no voting rights.
          (b) Consent Rights on Extraordinary Matters. So long as any shares of the Series A Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent of the holders of at least two-thirds of the number of shares of the Series A Preferred Stock at the time outstanding, the Company shall not either directly or indirectly or through merger or consolidation with any other company, (i) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking senior to or pari passu with the shares of the Series A Preferred Stock in rights and preferences or (ii) approve any amendment to (or otherwise alter or repeal) its Certificate of Incorporation (or this resolution) which would materially and adversely change the specific terms of the Series A Preferred Stock.
          An amendment which increases the number of authorized shares of any class or series of Preferred Stock or authorizes the creation or issuance of other classes or series of Preferred Stock, in each case ranking junior to the Series A Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger or consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.
     5. Reorganization Events
          (a) In the event of: (i) any consolidation or merger of the Company with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another person; (ii) any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another person; (iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or (iv) any statutory exchange of the outstanding shares of Common Stock for securities of another person (other than in connection with a merger or acquisition) (any such event specified in this Section 5(a), a “Reorganization Event” ), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series A Preferred Stock would then be convertible (such securities, cash and other property, the “Exchange Property”).
          (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of the shares of Common Stock that affirmatively make an election.
          (c) The Company (or any successor) shall, within 10 days of the occurrence of any Reorganization Event, provide written notice to the holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 5.

          (d) Notwithstanding anything to the contrary in this Section 5 or otherwise in this Certificate of Designation, the Company shall not enter into any agreement for a transaction constituting a Fundamental Change (as defined herein) unless such agreement entitles holders to receive, on an as-if converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party. “Fundamental Change” means the occurrence, prior to the Conversion Date (as defined in Section 6(a)), of the consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company to any person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving person immediately after the transaction.
     6. Conversion.
          (a) Mandatory Conversion. Effective as of the close of business on the Conversion Date with respect to any share of Series A Preferred Stock, such share of Series A Preferred Stock shall automatically convert into 25.653831 shares of Common Stock (the “Conversion Amount”), subject to adjustment from time to time as set forth in Section 6(c). The “Conversion Date” means, with respect to the shares of Series A Preferred Stock, the fifth business day following the date on which the Company has received all stockholder approvals necessary to approve the conversion of all of the outstanding Series A Preferred Stock into Common Stock for purposes of Section 312.03(c) of the New York Stock Exchange Listed Company Manual.
          (b) Conversion Procedures. Upon occurrence of the Conversion Date, the Company shall provide notice of such conversion to all holders. In addition to any information required by applicable law or regulation, such notice shall state, as appropriate: (i) the Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by each holder, and (iii) the place or places where certificates for shares of Series A Preferred Stock held of record by each holder are to be surrendered for issuance of certificates representing shares of Common Stock. On the Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to each holder or such holder’s designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Company. The Company shall pay any and all transfer and similar taxes.

          (c) Adjustments upon Certain Transactions. If the Company subdivides its outstanding Common Stock or combines its outstanding Common Stock into a smaller number of shares, then the Conversion Amount shall be adjusted as if such subdivision or combination applied to the shares represented by the Conversion Amount.
     7. Liquidation Rights; Priority.
          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders shall be entitled to receive, out of the assets of the Company, whether such assets are capital or surplus and whether or not any dividends as such are declared (i) $0.01 per share, (ii) the Common Stock Equivalent Liquidation Value as defined in Section 1(b), and (iii) an amount equal to all accrued and unpaid dividend for prior Dividend Periods, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of stock or series thereof ranking junior to the Series A Preferred Stock with respect to the distribution of assets. After payment of the full amount of the liquidation preference, the holders shall not be entitled to any further participation.
          (b) Neither the merger nor consolidation of the Company into or with any other company, nor the merger or consolidation of any other company into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 7.
          (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders at their respective addresses as the same shall appear on the books of the Company.
          (d) If the amounts available for distribution with respect to the Series A Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Series A Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Series A Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled.

          IN WITNESS WHEREOF, Quiksilver, Inc. has caused this Certificate to be signed by Robert B. McKnight, Jr., its Chief Executive Officer and President, this 31st day of July, 2009.

QUIKSILVER, INC.
By:	/s/ Robert B. McKnight, Jr.
Robert B. McKnight, Jr.
Chief Executive Officer and President

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